Exhibit 10.1

MEMO

April 27, 2020

TO:   Al Dittrich

FROM:   Steve Schlecht

RE:  Retirement from Duluth Holdings Inc.

This memorandum sets forth the understanding reached between the two of us with regard to your Retirement from Duluth Holdings Inc. (the Company).

Background:

•You wish to retire as of May 7, 2020.

•Your Employment Agreement with the Company dated August 5, 2015, as amended (the Agreement), treats retirement as a “Termination by Resignation” under Section 3.1(c) of the Agreement.  Nevertheless, the Company will provide you with the following retirement benefits described below.

Given your five years of employment with the Company, preceded by your service on the Company’s Advisory Board in 2014, the Company will provide the following retirement benefits to you, subject to approval by the Company’s Compensation Committee, and, in turn, you agree to the following:

1.Your continued employment by the Company will be governed by the terms of your Agreement and will end on May 7, 2020 (the Retirement Date), and your health benefits with the Company will continue through May 31, 2020.

2.Nine months of base salary continuation at the annual rate of $350,000 paid in approximately equal monthly installments over the nine-month period immediately following receipt of the release and the termination of the rescission period (as described in paragraph 7 below).

3.As of the date of the memorandum, your Unvested Stock (as defined in your restricted stock agreements dated March 6, 2017, March 8, 2018, April 8, 2019 and February 3, 2020) that is scheduled to vest after the Retirement Date is equal to 32,760 shares of Class B common stock of the Company. 24,010 shares of your Unvested Stock that are scheduled to vest after the Retirement Date will vest immediately upon the Retirement Date.  The remaining 8,750 shares of Unvested Stock that are scheduled to vest after the Retirement Date will be immediately forfeited by you on the Retirement Date and will revert back to the Company.

4.You will be entitled to receive your Accrued Obligations (as defined in the Agreement, which includes payment of all accrued, unused PTO), and you will not be eligible to receive a pro-rated annual incentive bonus payment for fiscal 2020 in light of the fact that no Bonus Plan (as defined in the Agreement) for fiscal 2020 has been established by the Compensation Committee as of the date of this memorandum.  You will be entitled to receive the retirement benefits described above.

5.Your obligations under Articles IV-X of the Agreement shall remain in full force and effect (including Articles VII and X as amended and restated in paragraphs 6 and 9, respectively, below) following the date of this memorandum and following the Retirement Date, and you agree to continue to abide by any such obligations following the Retirement Date.

6.In consideration of the benefits described above, Article VII of the Agreement will be replaced with the following language:

ARTICLE VII
NON-SOLICITATION OF EMPLOYEES

During the term of Executive’s employment with the Company and for  two (2) years thereafter, Executive shall not directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company.  The term “Restricted Person” means an individual who, at the time of the solicitation, is an employee of the Company and (i) who is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace and (ii) with whom Executive had a working relationship, or about whom Executive acquired or possessed specialized knowledge; in each case, in connection with Executive’s employment with the Company and during the twelve (12) month period immediately prior to Executive’s last day of employment with the Company.

7.You agree to timely execute (and fail to revoke) a release in a form acceptable by the Company following your Retirement Date.

8.In the event that one or more of the provisions of this memorandum shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this memorandum shall not in any way be affected or impaired thereby.

9.The parties mutually agree that Article X of the Agreement will be replaced with the following language:

ARTICLE X

NONDISPARAGEMENT

Executive agrees that Executive will not, at any time (whether during or after the Employment Term), publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and its respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns, except as required by law, rule or regulation.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.  Likewise, following the end of the Employment Term, the Company agrees to instruct the then current officer team not to publically publish or publically communicate to any person or entity any Disparaging remarks comments or statements concerning Executive, except as required by law, rule or regulation.

Sincerely,

/s/ Steve Schlecht

Steve Schlecht

Executive Chairman and Chief Executive Officer

Duluth Holdings Inc.

ACCEPTED AND AGREED TO

THIS 27th DAY OF APRIL, 2020:

/s/ Al Dittrich
Al Dittrich

Exhibit A

COMPLETE AND PERMANENT RELEASE

Duluth Holdings Inc. (the “Company”) and Al Dittrich (“Executive”) are party to a Memorandum, dated April 27, 2020 (“Memorandum”), and an Employment Agreement dated August 5, 2015, as amended (the “Employment Agreement”).  The Memorandum provides, in relevant part, that in consideration for the Company’s provision of certain enumerated benefits, Executive will execute this Complete and Permanent Release (“Release”).  In exchange for this consideration, the sufficiency of which Executive acknowledges, Executive agrees as follows:

1.Executive, on behalf of himself, his heirs, successors, and assigns, releases the Company, its parents, subsidiaries, affiliates, and related entities and their respective past and present officers, directors, shareholders, managers, members, partners, agents, and employees (“Released Parties”) from any and all claims Executive may have against the Released Parties arising out of or relating to any act, omission, matter, cause or event occurring prior to the date hereof.

2.The claims released include, but are not limited to, those arising out of or relating in any way to Executive’s employment with the Company, the conclusion of Executive’s employment, arising under or related to the Employment Agreement, or any actions or inactions of the Company relating to Executive in any way, including but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorneys’ fees, costs, and expenses, and, without limiting the generality of the foregoing, all claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, the Wisconsin Fair Employment Act, the Wisconsin Wage Claim and Payment Law, the Wisconsin Cessation of Health Care Benefits Law, the Wisconsin Family and Medical Leave Law, the Wisconsin Personnel Records Statute, the Wisconsin Employment Peace Act, all as amended, or any other federal, state or local law, statute or ordinance affecting Executive’s employment with or transition from employment with the Company.  Executive’s acceptance of this Release also will release any and all claims under the federal Age Discrimination in Employment Act (“ADEA”).

3.This Release applies both to claims that are now known or are later discovered.  However, this Release does not apply to any claims that may arise after the date Executive executes this Release, nor does this Release apply to any claims that may not be released under applicable law.  Likewise, this Release is not intended to and shall not restrict Executive from:  (i) filing a charge with any federal, state, or local agency regarding any alleged violation of law, including with the Equal Employment Opportunity Commission or the Securities and Exchange Commission (“SEC”) (collectively, “Government Agencies”); (ii) participating or cooperating in the investigation or adjudication of any alleged violation of law, conducted by any Government Agencies, including by testifying or by providing, collecting, or disclosing information to any Government Agencies, with or without prior notice to the Company; (iii) opposing any suspected or alleged violation of law; (iv) engaging in concerted activity protected under Section 7 of the National Labor Relations Act; or (v) receiving compensation under any whistleblower reward program for information provided to the SEC or OSHA.  Except with respect to any whistleblower-related claims and reward programs, this Release does prevent Executive from making any personal recovery against the Company or the Released Parties, including the recovery of money damages, as a result of filing a charge or complaint.

4.By signing below, Executive acknowledges and agrees that, as of the date Executive signs this Release, there are no pending complaints, charges, or lawsuits filed by Executive against the Company or any of the Released Parties, and further acknowledges that Executive is the sole and lawful owner of all rights, title, and interest in and to all matters released under this Release and that Executive has not assigned or transferred (or purported to assign or transfer) any of such released matters to any person or entity.

5.Executive acknowledges and agrees that the benefits provided in the Memorandum are provided in full satisfaction of any severance or post-employment obligation of the Company arising under the Employment Agreement or any other plan or policy of the Company.  Notwithstanding that foregoing, Executive further acknowledges and agrees that he remains bound by any confidentiality, business ideas, non-solicitation and/or non-competition agreements between him and the Company, including without limitation Articles IV-X of the Employment Agreement, as amended by the Memorandum.

6.As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances,” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

7.The Company wishes to ensure that Executive voluntarily agrees to the terms contained in this Release and does so only after Executive fully understands them.  Accordingly, the following provisions shall apply:

(A)Executive has been advised, and is hereby advised, to consult with an attorney of Executive’s choosing before signing this Release;

(B)Executive acknowledges and agrees that Executive has read this Release, understands its contents, and may accept its terms by signing and dating it (which date shall be no earlier than May 8, 2020), and returning the signed and dated Release, via mail, e-mail, hand delivery, or overnight delivery so that it is received by David O’Brien, Director of Human Resources, 201 E. Front Street, Mount Horeb, WI 53572, email: david.obrien@duluthtrading.com on or before 5:00 p.m. Central Time on the 21st calendar day following the end of the Transition Period;

(C)Executive understands that this Release includes a final general release, including a release of all claims under the ADEA;

(D)Executive understands that Executive has seven (7) calendar days after signing this Release to revoke Executive’s acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is received, via mail, e-mail, hand delivery, or overnight delivery so that it is received by David O’Brien, Director of Human Resources, 201 E. Front Street, Mount Horeb, WI 53572, email: david.obrien@duluthtrading.com, on or before 5:00 p.m. Central Time on the first workday following the end of the Revocation Period; and

(E)If Executive gives timely notice of revocation of this Release, it shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Release’s terms, shall be restored.

8.This Release shall be binding on the successors of the Company and Executive, is not assignable by Executive, and is governed by Wisconsin law without regard to its principles of conflict of laws.

9.This Release and Executive’s entitlement to additional benefits under the Memorandum and Employment Agreement will not be effective until Executive has signed and delivered this Release, as provided in Paragraph 7(B), above, and Executive has declined to exercise Executive’s revocation rights within the Revocation Period.

I agree with and accept the terms contained in this
Release and agree to be bound by them.

Dated this _____ day of , 20__.

Time:

Al Dittrich